EXHIBIT 16.1

September 12, 2023

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Commissioners:

We have read the statements made by Bannix Acquisition Corp. under Item 4.01 of its Form 8-K dated September 12, 2023. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Bannix Acquisition Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Saddle Brook, New Jersey